RIVKIN
	RADLER
	& KREMER LLP
	EAB PLAZA
	Uniondale, New York 11556-0111
	(516) 357-3000
	Fax (516) 357-3333
	www.rivkinradler.com




March 24, 2000

BY HAND

Errol A. Burkhart, Esq.
David Hirschberg, Esq.
Wexler & Burkhart, P.C.
50 Charles Lindbergh Boulevard
Mitchel Field, New York 11653-3660

Re: Vertex Electronics Corporation
       RR&K File No.: 011367/00001

Gentlemen:

This will confirm the terms of the agreement between the Official Committee of Unsecured Creditors (the "Committee"), on the one hand, and Vertex Technologies, Inc. and Vertex Electronics Corp. n/k/a Vertex Computer Cable Products, Inc./Data World Solutions, Inc. (the "Company"), on the other hand, concerning modification of the treatment of the Class 7 Unsecured Creditors (the "Class 7 Creditors") under the Company's confirmed chapter 11 plan of reorganization, as previously modified (the "Plan"). The Committee will file a motion with the Bankruptcy Court to reopen the case and to approve the modifications proposed herein on the basis that the Plan has not been substantially consummated. The Company will join in and support such motion. The Plan will be modified as follows:

1.	In full and final satisfaction of the claims of the Class 7 Creditors, the
Company will pay to the Class 7 Creditors the amount of $779,000 pursuant to the terms and payment schedule set forth herein.

2.	This amount will be paid as follows: $400,000 from the escrow account maintained by the Rivkin, Radler Firm; $50,000 from the Company by no later than March 24, 2000; $50,000 from the Company by no later than April 24, 2000.

3.	The balance of $279,000, with simple interest at the rate of 8% per annum, with interest accruing from February 15, 2000, will be paid by the Company in 30 monthly amortization installments of $10,499.05 each with the first such payment due on June 15, 2000. At any time, the Company may prepay, without penalty, the entire amount of the balance due plus interest to the date of payment.




4.	The Company may also pay, in addition to the balance of the
$279,000 plus accrued interest to the date of payment, by no later than March 30, 2001, an additional $25,000 in exchange for which the Company's obligation under section 4.7 of the Plan to pay to the Class 7 Creditors a percentage of future income will be released.

5.	The Company shall make all payments to the Rivkin, Radler Firm to be held in escrow pending distribution of the funds by the Firm to the Class 7 Creditors. RRK shall make a distribution to creditors of $500,000 consisting of the $400,000 currently held in escrow, plus the $50,000 to be paid by the Company on each of March 24 and April 24. In addition, the Firm shall make additional distributions to the Class 7 Creditors upon payment of the full amount of the balance of the debt by the Company or after collecting the first 12 monthly payments from the Company and then after collecting the final 18 payments. Any funds held by RRK shall be held in an interest bearing money market type of account at an FDIC insured institution. The Firm, the Company and the Committee, by its chairman as proxy for the Class 7
Creditors, shall enter into and mutually deliver an Escrow and Disbursing Agency Agreement pursuant to which the Firm shall be held harmless and indemnified with respect to its services thereunder.

6.	The Company shall pay to the Firm its fees for legal services incurred in connection with this matter in an amount not to exceed $9,000 (including the invoice dated February 10, 2000) which fees shall include those incurred in negotiating, drafting and seeking Bankruptcy Court approval of this modification as well as for its services under the Escrow and Disbursing Agency Agreement. In addition, the Company shall reimburse the Firm for all of its reasonable and necessary expenses incurred in connection therewith from January 1, 2000, including mailing costs, check distribution costs, and photocopy costs. The Company shall pay to the Firm no less than $3,000 of such amount by no later than March 31, 2000.

7.	The Committee shall file a motion with the Bankruptcy Court seeking to reopen the Company's chapter 11 case and to approve the modifications to the Plan as proposed herein; the Company shall join in and support such motion.

8.	The Company has provided the Firm with the list of the final allowed amounts of all Class 7 Creditors.

9.	Upon full and timely payments of all amounts due to the Class 7
Creditors under the Plan (except the percentage of future cash flow) as modified hereunder, the TW Guaranty (as defined in the Plan) shall be released.

It Is a condition precedent to the validity and enforceability of this Agreement that the Company have executed and delivered same by no later than March 24, 2000 along with the $50,000 payment due on that date and have complied with all of its terms and conditions, including payments, as of such date and notwithstanding that it is subject to Bankruptcy Court approval.






Please have the Company consent hereto by countersigning a copy of this letter and returning the ink original signature to me along with the first $50,000 payment,

Very truly yours,

RIVKIN, RADLER & KREMER, LLP

/s/ Howard B. Kleinberg


CONSENTED AND AGREED
As of the date first written above

Vertex Technologies, Inc. and
Vertex Electronics Corp.
 n/k/a Vertex Computer Cable Products, Inc./
DataWorld Solutions, Inc.


By: /s/ Daniel McPhee
        Daniel McPhee